Exhibit 99.1
April 12, 2017

Contact:	Investor contact:
Media Relations	Lavanya Sareen
(206) 304-0008	Managing Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5656

Alaska Air Group Reports March 2017 Operational Results

SEATTLE - Alaska Air Group Inc. (NYSE: ALK) today reported March and year-to-date operational results on a consolidated basis, for its mainline operations operated by subsidiaries Alaska Airlines, Inc. (Alaska) and Virgin America Inc., (Virgin America), and for its regional flying operated by subsidiary Horizon Air Industries, Inc. (Horizon) and third-party regional carriers, SkyWest Airlines and Peninsula Airlines (Regional). Winter storms in 2017 significantly impacted the year-to-date operational performance across the network. Detailed information is provided below.
Air Group's acquisition of Virgin America took place on December 14, 2016. Operational results below include Virgin America results from pre-acquisition periods for comparison.

AIR GROUP
On a combined basis for all operations, Air Group reported a 5.5 percent increase in traffic on a 5.7 percent increase in capacity compared to March 2016. Load factor decreased 0.2 points to 85.4 percent.
The following table shows the operational results for March and year-to-date compared to the prior-year periods(1):

	March			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	3,741	3,551	5.4%	10,018	9,600	4.4%
Revenue passenger miles RPM (000,000) "traffic"	4,369	4,142	5.5%	11,707	11,186	4.7%
Available seat miles ASM (000,000) "capacity"	5,116	4,840	5.7%	14,394	13,719	4.9%
Passenger load factor	85.4%	85.6%	(0.2) pts	81.3%	81.5%	(0.2) pts

(1)	2016 information has been adjusted to include Virgin America operating results for comparison.

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ALASKA
Alaska reported a 6.8 percent increase in traffic on a 6.9 percent increase in capacity compared to March 2016. Load factor decreased 0.1 point to 86.7 percent. Alaska also reported 79.8 percent of its flights arrived on time in March 2017, compared to 86.4 percent reported in March 2016.
The following table shows Alaska's operational results for March and year-to-date compared to the prior-year periods:

	March			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	2,242	2,090	7.3%	5,951	5,642	5.5%
RPMs (000,000)	3,039	2,845	6.8%	8,091	7,716	4.9%
ASMs (000,000)	3,504	3,278	6.9%	9,799	9,354	4.8%
Passenger load factor	86.7%	86.8%	(0.1) pt	82.6%	82.5%	0.1 pt
On-time arrivals as reported to U.S. DOT	79.8%	86.4%	(6.6) pts	78.4%	87.5%	(9.1) pts
VIRGIN AMERICA
Virgin America traffic increased 2.4 percent on a 2.9 percent increase in capacity compared to March 2016. Load factor decreased 0.5 points to 83.3 percent. Virgin America also reported 65.5 percent of its flights arrived on time in March 2017, compared to 73.8 percent in March 2016.
The following table shows Virgin America operational results for March and year-to-date compared to the prior-year periods:

	March			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	668	659	1.4%	1,833	1,766	3.8%
RPMs (000,000)	1,000	977	2.4%	2,736	2,615	4.6%
ASMs (000,000)	1,200	1,166	2.9%	3,461	3,265	6.0%
Passenger load factor	83.3%	83.8%	(0.5) pts	79.1%	80.1%	(1.0) pt
On-time arrivals as reported to U.S. DOT	65.5%	73.8%	(8.3) pts	64.7%	77.4%	(12.7) pts

REGIONAL
Regional traffic increased 3.1 percent on a 4.0 percent increase in capacity compared to March 2016. Load factor decreased 0.7 points to 80.1 percent. Regional also reported 84.2 percent of its flights arrived on time in March 2017, compared to 87.5 percent in March 2016.
The following table shows regional operational results for March and year-to-date compared to the prior-year periods:
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	March			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	831	802	3.6%	2,234	2,192	1.9%
RPMs (000,000)	330	320	3.1%	880	855	2.9%
ASMs (000,000)	412	396	4.0%	1,134	1,100	3.1%
Passenger load factor	80.1%	80.8%	(0.7) pts	77.6%	77.7%	(0.1) pt
On-time arrivals as reported to U.S. DOT	84.2%	87.5%	(3.3) pts	72.6%	89.0%	(16.4) pts

Alaska Airlines, together with Virgin America and its regional partners, flies 40 million customers a year to 118 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada, Costa Rica and Cuba. With Alaska and Alaska Global Partners, customers can earn and redeem miles on flights to more than 900 destinations worldwide. Alaska Mileage Plan ranked “Highest in Customer Satisfaction with Airline Loyalty Rewards Programs” in the J.D. Power Airline Loyalty/Rewards Program Satisfaction Report for the last three consecutive years.  Learn more about Alaska’s award-winning service and unmatched reliability at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines, Virgin America and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).
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